Exhibit 99.1

Brooks Boveroux, CFO

Photogen Technologies, Inc.

(858) 410-5601

Brian Ritchie

EURO RSCG Life NRP

(212) 845-4269

[FOR IMMEDIATE RELEASE]

Photogen Technologies Receives Nasdaq Notice of Additional Deficiencies

San Diego, CA, January 14, 2004 - Photogen Technologies, Inc. (Nasdaq: PHGN) announced today that on January 7, 2004 it received a Nasdaq Staff Determination on January 7, 2004 indicating that because Photogen did not hold an annual meeting of its stockholders during 2003, it fails to comply with the requirements for continued listing set forth in Marketplace Rules 4350(e) and 4350(g).

On January 13, 2004, Photogen received a determination from the Nasdaq Listing Qualifications Panel that Photogen’s common stock will continue to be listed on The Nasdaq SmallCap Market via an exception from the annual meeting and proxy solicitation requirements.  The exception has been granted subject to Photogen: (1) providing Nasdaq with documentation by February 9, 2004 evidencing that it has held its planned Special meeting of its stockholders on February 5, 2004; (2) filing a definitive proxy statement with the SEC and Nasdaq in connection with an annual meeting on or before April 15, 2004; and (3) submitting documentation to Nasdaq of an annual meeting held on or before May 14, 2004.  For the duration of the exception, Photogen’s Nasdaq symbol will be PHGNC.

Photogen delayed filing a proxy statement and holding an annual meeting in 2003 because it has been actively seeking financing and anticipated presenting an equity financing proposal to its stockholders at its next annual meeting to avoid the additional expense of holding a separate meeting to vote on such financing.  At this time, Photogen is not in a position to present any equity financing proposal to its stockholders.  Accordingly, Photogen is holding a special meeting of its stockholders on February 5, 2004 to consider certain proposals, including a change in its name and the issuance of shares of its common stock to certain creditors of Alliance Pharmaceutical Corp. in connection with Photogen’s acquisition of the Imagent® business in June of 2003.  Photogen distributed its proxy statement to stockholders for the special meeting on or about January 13, 2004.  Photogen intends to hold an annual meeting as soon as practicable in 2004.

About Photogen

Photogen Technologies, Inc. markets a platform of innovative imaging products led by Imagent® (perflexane lipid microspheres), an FDA approved ultrasound imaging product.  Photogen’s development programs use a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes). PH-50, which is entering Phase 1 clinical studies, has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body’s arteries and organs.  N1177, which is entering Phase 2 clinical studies, has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer.